Exhibit 99 (a)

Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio
NEWS RELEASE	44114-2589

CLEVELAND-CLIFFS AND LURGI TO PROCEED
WITH TRINIDAD HBI PLANT

      CLEVELAND, OHIO, August 28, 2000 – Cleveland-Cliffs Inc (NYSE:CLF) announced today that Cliffs Reduced Iron Company, a subsidiary of the Company, and Lurgi Metallurgie GmbH intend to complete the modifications that will result in the successful operation of the Cliffs and Associates Limited (CAL) hot briquetted iron plant in Trinidad and Tobago. This follows the decision announced by LTV Corporation on July 28, 2000 to withdraw its financial support for CAL, and is contingent upon completion of the acquisition of LTV’s interest in CAL by Cliffs and Lurgi.

      Cliffs and Lurgi have entered into a non-binding letter of intent to purchase LTV’s 46.5 percent interest in CAL. Together, Cliffs and Lurgi will pay LTV $2.0 million. LTV could also receive additional payments beginning in 2001 through 2020, that could total $30 million dependent on CAL’s production and sales volumes and price realizations. As part of the purchase agreement, CAL would obtain the option to supply a portion of LTV’s HBI requirements for five years on market terms. LTV will be indemnified for liabilities arising from CAL. Purchase of the LTV interest is expected to be completed during the third quarter.

      Cleveland-Cliffs Chairman and Chief Executive Officer John S. Brinzo, said, “CAL’s startup has been difficult, but we have confidence, based on recent plant trials, that we can achieve operating success. CAL’s HBI product, CIRCAL™, has excellent long term market potential. Growth in the North American steel industry and elsewhere will continue to be in the mini-mill sector. Mini-mills that want to produce higher-value steel products will require increasing amounts of high quality raw materials, including HBI, for their electric arc furnaces. Cliffs’ strategy to become a significant player in this market is sound.”

      Recent modifications to the CAL plant resulted in a positive test of the facility’s operating capability. The plant has been operated at design production level, and several thousand tons of excellent commercial grade briquettes were produced. Despite the positive results, the plant’s discharge system must be replaced to improve material flow to the briquetting machines. Scale testing of the new discharge system is complete and detailed engineering is well underway.

      Total projected additional requirements for CAL to attain sustained production and generate positive cash flow are $45 million, including capital expenditures of $15 million, working capital of $15 million and cash start-up costs of $15 million. Lurgi will contribute the new discharge system in exchange for additional equity in CAL. The other expenditures making up the remainder of the $45 million will be funded approximately 87 percent by Cliffs and 13 percent by Lurgi. If the full $45 million is utilized, Cliffs will own approximately 83 percent of CAL and Lurgi will own approximately 17 percent.

      The re-design and replacement of the discharge system will take the remainder of this year to complete. Plant startup is expected in the first quarter of 2001. CAL is expected to be cash positive in the second half of 2001, with production expected to be between 250-300,000 tons during the year. The plant’s initial design capacity is 500,000 tons annually, and an operating rate in excess of design is believed possible. Expansion of the CAL operation will be evaluated when the plant demonstrates the capability to operate at its design rate for a sustained period, and there is evidence of market expansion. The Trinidad site can accommodate an expansion to at least 2.5 million tons, and project financing would likely be utilized to fund any expansion.

      Brinzo said further, “Given the positive results of the plant trial and independent review of the project, we have confidence that CAL can achieve all of its operating objectives. Assuming acquisition of the LTV interest proceeds as expected, Cliffs’ book investment per ton of capacity will be about 25 percent less than originally expected, which should markedly improve our return on invested capital.”

      Cleveland-Cliffs Inc is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

      This news release contains forward-looking statements regarding the restructuring of ownership interests in CAL that are subject to a number of conditions, approvals and decisions that may not permit this transaction to be completed. This release also contains forward-looking statements regarding additional cash requirements for CAL to achieve sustained production and the timing of modifications to be performed on the CAL plant in Trinidad and Tobago. Actual cash requirements and timing of the modification work could differ significantly from current expectations due to inherent risk factors such as scope changes in the modification plans or other factors. The projection that CAL will be cash positive in the second half of 2001 and produce between 250-300,000 tons for the year 2001, and the expectation that Cliffs’ return on its investment in CAL will improve as a result of acquiring LTV’s interest in CAL, may not be realized due to risk factors that would include higher costs and lower selling prices than currently expected and operation difficulties when the plant is re-started in 2001. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

      In conjunction with today’s news release, Cliffs will host a conference call tomorrow, August 29, at 2:00 p.m. EDT. The call will be broadcast live on Cliffs’ website at http://www.cleveland-cliffs.com.

Contacts

Media: David L. Gardner, (216)694-5407
Financial Community: Fred B. Rice, (800)214-0739 or (216)694-5459
To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800)778-3888.
News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com